QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Synopsys, Inc.:

We consent to the incorporation herein by reference of our report dated November 24, 2003, relating to the consolidated balance sheets of Synopsys, Inc. and subsidiaries as of October 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended October 31, 2003, which report appears in the annual report on Form 10-K of Synopsys, Inc.

Our report contains an explanatory paragraph that refers to the Company's adoption of Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets, effective November 1, 2002.

/s/ KPMG LLP

Mountain View, California
June 2, 2004

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm